UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 20, 2014

First Horizon National Corporation

(Exact Name of Registrant as Specified in Charter)

TN	001-15185	62-0803242
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

165 MADISON AVENUE
MEMPHIS, TENNESSEE	38103
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code - (901) 523-4444

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Director

(1)      On October 20, 2014, the Board of Directors (“Board”) of First Horizon National Corporation (the “Company”) elected Cecelia D. Stewart to the Board, effective immediately. Ms. Stewart also has been elected to the Board of Directors of First Tennessee Bank National Association (the “Bank”). Ms. Stewart will stand for election to the Board of the Company by the shareholders at the Company’s 2015 annual meeting.

Ms. Stewart, age 56, recently retired as the president of U.S. consumer and commercial banking of Citigroup, Inc. From 2009 to 2011, she was president of the retail banking group and CEO of Morgan Stanley Private Bank N.A. Her career began in 1978 at Wachovia Bank N.A.

(2)      There are no arrangements or understandings between Ms. Stewart and any other person concerning her selection to be elected to the Board of the Company.

(3)      Ms. Stewart has been appointed to serve on the Audit Committee of the Company’s and the Bank’s Boards of Directors, and on the Trust Committee of the Bank’s Board. Based on its review and application of categorical standards, the Company’s Board determined that Ms. Stewart is independent under New York Stock Exchange listing standards.

(4)      The Company, the Bank, and the subsidiaries of each, as applicable, have entered into lending transactions and/or other banking or financial services transactions in the ordinary course of business with the Company’s executive officers, directors, their immediately family members and affiliated entities, and the persons of which the Company is aware that beneficially own more than five percent of the Company’s common stock, and the Company expects to have such transactions in the future. Such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

(5)      Ms. Stewart will be eligible to participate in the Company’s active compensation plans and programs for non-employee directors. Additional information concerning the Company’s plans and programs for non-employee directors is provided in the following previously-filed material, which is incorporated into this item by reference: the “Director Compensation” section of the Company’s proxy statement for the 2014 annual meeting of shareholders appearing on pages 62-66; and, sections of the Company’s Director Policy pertaining to compensation, filed as Exhibit 10.4(k) to the Company’s Annual Report on Form 10-K for the period ended December 31, 2013.

ITEM 5.03.        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendment of Bylaws

(1)      On October 20, 2014, the Company’s Board of Directors amended ARTICLE THREE, Section 3.2 of the Company’s Bylaws. On October 21, 2014, the Company’s Board of Directors added a new Section 10.8 to ARTICLE TENTH of the Bylaws. The amended and restated Bylaws are filed herewith as Exhibit 3.1.

(2)      The amendment to Section 3.2 increases the size of the Company’s Board of Directors from eleven to twelve persons. The new Section 10.8 provides that the exclusive forum for four specified categories of legal actions against or involving the Company, including derivative actions, actions claiming breach of fiduciary duty, actions involving corporation law or the Company’s charter or bylaw, and actions involving the internal affairs legal doctrine, shall be a state or federal court located within Shelby County in the State of Tennessee. The amendments to the Bylaws took effect immediately upon their respective Board approval dates, on October 20 and 21, 2014.

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ITEM 9.01.        Financial Statements and Exhibits

(d)    Exhibits

The following exhibits are filed herewith:

Exhibit #	Description

3.1	Bylaws of First Horizon National Corporation, as amended and restated October 21, 2014

All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

* * * * *

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation
(Registrant)

Date: October 21, 2014	By:	/s/ Clyde A. Billings, Jr.
Senior Vice President, Assistant
General Counsel, and Corporate Secretary
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EXHIBIT INDEX

EX-3.1	Bylaws of First Horizon National Corporation, as amended and restated October 21, 2014